Exhibit 99.2
Opening Remarks to Delta Petroleum Corporation’s Second Quarter 2009
Earnings Conference Call held on August 6, 2009
Broc Richardson:
Good morning. This is Broc Richardson, Vice President of Corporate Development and Investor Relations. Before we begin, I would like to remind you that we are conducting this call under Safe Harbor and that this call will include projections and other forward-looking statements within the meaning of the Federal Securities Laws and are intended to be covered by the Safe Harbor’s credited thereby. In that regard you are referred to the cautionary statement displayed on Delta’s website which is incorporated by reference to the information provided on this call. Further, the Securities and Exchange Commission permits oil and gas companies in their filings with the SEC to disclose only proved reserves that the Company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.
Delta may use certain terms in this conference call that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the oil and gas disclosures in Delta’s Form 10-K for fiscal year end December 31, 2008, as updated by subsequent periodic and current reports on Forms 10-Q and 8-K respectively.
Today’s speakers from Delta are Dan Taylor, Chairman of the Board; John Wallace, President and Chief Operating Officer; and Kevin Nanke, Treasurer and Chief Financial Officer.  With that, I’ll turn the conference call over to our Chairman, Dan Taylor.
Daniel Taylor:
Thanks, Broc. Good morning and thank you for joining us on Delta’s second quarter 2009 conference call. By way of introduction I am an executive of Tracinda Corporation, Delta’s largest shareholder. I have been a member of Delta’s Board of Directors since February of 2008 when Tracinda initially invested in the Company, and Chairman since late May.  Since assuming the responsibilities of Chairman I have worked closely with members of management and the business teams to become much more familiar with the Company’s assets, employees and day-to-day operations, and from that process have experienced two things that I would like to share with you. First, is a deepened understanding and confidence in the intrinsic value of the Company’s assets, as well as its exceptional potential, namely the Columbia River Basin. And John will be speaking in greater detail regarding the status and plans of the Gray well in his remarks momentarily. Second, is an appreciation of the high degree of talent and experience that our management team and operation teams possesses. We have a team with an innate knowledge of how to operate our assets and to persevere in this commodity price environment and yet create value for our shareholders. The team we have has been in this cyclical industry long enough to have weathered similar downturns, and their experience has proved invaluable. This brings me to a similar topic, which is the CEO vacancy. The CEO search has been suspended for the time being. This is due to the strength of the team in place and so the Company can focus its efforts on execution and cost control.
I also want to spend a moment on the strategy of Delta going forward. It is a three-pronged strategy that is rather simple. The first is to focus on the Company’s two core assets, which are the Piceance Basin and the Columbia River Basin. Second is to realize value through the monetization on non-core assets. And third is to enhance our liquidity and reduce leverage. The common equity offering in May was an important step in achieving this. Liquidity preservation was also a factor in deciding to suspend completion operations in the Piceance Basin, as stated in our press release. I truly have full confidence that the operational and management personnel will be able to execute the strategy we have put in place.
I’d like to spend a few moments discussing our leverage position. Since the first quarter the Company has been in regular discussion with the banking group that provides our senior credit facility. The discussions with them have been and continue to be very constructive. We have recently informed them that, barring a substantial improvement in near-term natural gas prices, it is highly unlikely that we will be in compliance with our leverage covenant upon the reporting of our fourth quarter of 2009. This is due to two things, the realized gas price in the Rocky Mountains, both currently and projected over the next two quarters, and our decision to suspend our completion activities in the Piceance Basin. While I can’t speak for our banking group, based on discussions to date, I’m highly confident that we will reach an agreement with them that removes this overhang without hindering our strategy going forward.
To conclude my remarks, I know we will continue to show cost reductions and sound execution on our strategy. We will position this Company to realize its tremendous asset value once the market and industry environment improve. While there is still much work to be done, I’m enthusiastic about Delta’s future.
Before I turn the call over to John, I know you have many questions regarding our operations in the CRB. Regretfully, I must inform you that under our joint operating agreement with our partner in the Columbia River Basin we cannot disclose well information other than information required to be disclosed under securities laws or information that our partner agrees may be disclosed. While we would like to provide additional information that we have gained since our last conference call regarding our operations in the CRB, we must operate within our agreement with our partner. Once we obtain information that is required to be disclosed, we will share it with you promptly. I’ll now turn the call over to John Wallace, Delta’s President & COO for his comments on operations.
John Wallace:
Thanks, Dan. To begin, I’m pleased to discuss the current operations on our Gray 31-23 well in the Columbia River Basin. I’ll address the current status then discuss an expected timeline of events. Before I provide the expected timeline of completion of the Gray well, please allow me to clarify a few things. First, please keep in mind that this is our first operated well in this basin, not our 10th or 20th. Being such requires that we learn as much as possible from each individual zone as we complete it. While we’ve planned on perforating the zones and then flowing them for a specific number of days, if a zone performs better or worse than we initially expected the plans and timing will change accordingly. I need to emphasize this since we need to have latitude and understanding from our shareholders in regards to timing and information acquisition and disclosure as we go into this process.
We are now at total depth and will begin perforating the lower-most zones and working our way up the wellbore. The prospective sands have porosities ranging from 12% to 17%, with associated permeabilities ranging from 27 to 107 millidarcies. Additionally, as stated in our press release, these zones are not in the Roslyn formation which was our primary target, but rather in the Wenatchee formation, which was our secondary target but now based on the fact that they appear gas saturated will be a primary target going forward. Each zone will be perforated followed by a short flow and pressure transient test. Stimulation will follow if required based on transient results and unstimulated flow potential. Subsequent to that will be a longer flow period and a longer pressure transient build up test. These tests are required to determine flow capabilities and estimate reservoir recovery potential. Each completion stage of testing will follow a similar flow and analysis procedure. Results from this effort should be available in few months.
In regards to our future plans in the Columbia River Basin, we are actively permitting additional wells. Should the Gray well prove to be commercial we will immediately begin preparations to drill a confirmation well on the Bronco Prospect. That well would likely spud in the fourth quarter. As mentioned in the press release, future wells are expected to experience a significant cost savings resulting from both procedural changes and higher execution expectations. The combined savings should be substantial in comparison to the drilling costs experienced in the Gray 31-23.
As Dan mentioned, we have had a focused and rigorous effort to control and reduce our costs. We have implemented two separate rounds of staff reduction that have brought our headcount to just over half of what it was at the beginning of the year. Dan and I believe the Company has the appropriate staff and talent level necessary to develop its core assets. We have also had successful negotiations with our service providers to reduce the cost of ongoing services. Our leadership team is drawing on past experiences to identify and implement a number of broad based cost reduction and capital preservation initiatives. While we will continue with this effort, we are pleased with the cost reductions we’ve been able to realize to date. These reductions in cost structure and activity are all part of Delta’s strategy to enhance and preserve our liquidity. In regards to the monetization of assets, we have done a thorough review of our asset portfolio and have selected a group of assets, some producing, some non-producing that we will be selling over the next several months. We estimate that through both the producing and non-producing asset sales we will be able raise around $70MM of additional liquidity.
In the Vega Area of the Piceance Basin, we have deferred previously scheduled completion activity. We have 23 wells that have been drilled, but not completed. While this will preserve capital in the near term, the primary consideration was to delay to capital investment to coincide with forecasted better commodity prices thereby generating a greater return to the company for its invested capital. With the dramatic decrease in CapEx costs in the Piceance Basin resulting from the lack of drilling and new cost structure surrounding a new gas price environment our team is prepared and positioned to promptly resume this activity when commodity prices rebound.
As a result of ceasing drilling and completion activity in the Piceance Basin in the first quarter, the production experienced a higher natural decline associated with those new wells coming on line. This decline is normal and generally masked in a consistent drilling and completion environment. I’ll now turn the call over to Kevin Nanke, our CFO, for the discussion on the quarter’s financial results.
Thanks, John. During the second quarter we took initial steps to strengthen our Balance Sheet. As mentioned, we raised $247 million, net to the Company in an equity offering and received $49 million in net proceeds from a portion of our litigation with the Federal Government. These proceeds were used to reduce debt and improve our working capital.
Our borrowing base was reduced from $295 million to $225 million in accordance with our forbearance agreement. We paid down our credit facility to $83 million leaving $141 million of remaining availability at June 30, 2009. In addition, we reduced our accounts payable by 43% during the quarter.

Delta continues to have the support of its banking group and is confident that the September bank re-determination will not have a material impact on the Company’s effort to preserve liquidity.
The decision to suspend completion activities is primarily due to the desire to preserve liquidity and time expenditures to yield a better return on investment. Accordingly, production guidance for 2009 is being revised to 21 Bcfe.
Lease operating expenses have improved from $1.56 per Mcfe in Q1 to $1.34 per Mcfe in Q2. These improvements include lower salt water disposal costs, field staff reductions and purchasing compression facilities as opposed to leasing them. We expect further reductions in lease operating expenses with additional cost cutting measures at the field level.
Total G&A decreased 29% from Q1, and was comprised of $2.7 million in cash savings and $1.0 million in non-cash equity compensation savings. We have reduced our staff from a high of 160 to 85 today. Total annualized salary and benefits savings from the two reductions in force approximate $8.4 million. You can expect total G&A to stay consistent with 2Q as we recognized an equity comp benefit for all forfeited shares related to the most recent reduction in force during the second quarter. However, you can expect cash G&A to decrease to approximately $6.5 to $7.0 million a quarter for the rest of 2009 as cash savings for the June reduction in force was not recognized in the second quarter.
EBITDAX adjusted for a one time executive severance arrangement was $5.8 million for Q2 an increase of $6.2 million from Q1. This increase can almost solely be attributed to the cost cutting measures previously mentioned.
During the quarter, we recorded approximately $107 million in non-cash impairments. The impairments were made to unproved properties, Pipeline and gas plant, pipe inventory and spare drilling equipment. No proved producing oil and gas properties were impaired. These impairments were driven by sustained lower commodity prices, reduced lease rates and delayed drilling plans.
We recognize that, although we’ve made very important strides during the second quarter, we will continue to practice strict financial discipline on both capital and operating expenses.